Seward & Kissel LLP
                              1200 G Street, N.W.
                                   Suite 350
                             Washington, D.C. 20005




                                                 August 30, 2010

VIA EDGAR

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.  20549

     Re:    AllianceBernstein Variable Products Series Fund, Inc.
            (File Nos. 033-18647; 811-05398) (the "Fund")

Dear Sir or Madam:

      Attached herewith for filing on behalf of the Fund is the Fund's preliminary Proxy Statement under Section 14 of the Securities Exchange Act of 1934, as amended, and Rule 14a-6 thereunder.

      Please call Kathleen Clarke or the undersigned at (202) 737-8833 with any comments or questions.

                                                 Sincerely,


                                                 /s/ Young Seo
                                                 ----------------
                                                     Young Seo


Attachment

cc:      Kathleen K. Clarke

SK 00250 0451 1127595